Exhibit 10.2
AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement ("Amendment") is entered into as of July 1, 2009 by and between Telanetix, Inc., a Delaware corporation (the "Company"), and J. Paul Quinn, an individual ("Executive"), with respect to the following facts:

A.           The Company and Executive are parties to that certain Employment Agreement dated as of April 28, 2008 (the "Agreement").

B.           The Company desires to provide Executive with additional severance compensation in the event of a termination without cause for the purpose of providing Executive additional economic security and motivating Executive to remain in the employment of the Company

C.           The Company and Executive now desire to amend the Agreement on the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Amendment, and intending to be legally bound, the Company and Executive agree as follows:

1. Amendments.

1.1 Termination Without Cause.  Section 8.2 of the Agreement is deleted in its entirety and replaced with the following:

8.2           At the Election of the Company Without Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment and this Agreement at any time without cause upon written notification to the Executive.

(i) If the Company so terminates pursuant to this Section 8.2 (i.e., none of the matters specified in Section 8.1 have occurred), all unvested Options will continue to vest in accordance with Section 6.4 of this Agreement, and the expiration date for exercise of all vested Options granted to the Executive shall be determined in accordance with the terms of the Company’s 2005 Equity Incentive Plan.  In the event of a termination without cause initiated by the Company, the Company shall pay the Executive a severance payment (“Severance Payment”) equivalent to twelve (12) months of the Executive’s then current Base Salary at the time of termination, made payable in installments in accordance with the Company’s pay period practices.

(ii) If the Company so terminates pursuant to this Section 8.2 and such termination occurs within twelve months following a Sale or Merger Event, then (A) the Severance Payment shall be an amount equivalent to twelve (12) months of the Executive’s then current Base Salary and Bonus at the time of termination (calculated at 100% of the potential Bonus amount), and payable in installments in accordance with the Company’s pay period practices, and (B) provided Executive adheres to the non-competition provision of Section 10.3 for the full 12 months following termination of employment, the Company shall pay to Executive as an additional Severance Payment an additional amount equivalent to twelve (12) months of the Executive’s then current Base Salary and Bonus at the time of termination, such additional amount to be paid in a lump sum on the one year anniversary of the termination of employment.

The Severance Payment under either scenario is contingent upon Executive’s execution of a general release of claims in a form acceptable to the Company, and complies with the post termination obligations imposed upon him by Section 10 of this Agreement.  Except as described in Section 6.4 of this Agreement and in this Section 8.2, the Company shall have no other obligations to the Executive in the event that the Executive’s employment is terminated pursuant to this Section 8.2. Termination of the Executive’s employment without cause pursuant to this Section 8.2 shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.2 Constructive Termination.  A new Section 8.5 of the Agreement is added to the Agreement which provides as follows:

8.5           Constructive Termination.  Executive shall be deemed to have been terminated without cause under Section 8.2 if the Company, without Executive’s prior written consent: (i) significantly reduces the responsibilities and/or duties of Executive, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (ii) reduces Executive’s base salary except that this clause shall not apply if the salary reduction is of not more than 10% and is applicable to all Company executives above the rank of Vice President, (iii) reduces Executive’s bonus opportunity except that this clause shall not apply if the bonus opportunity reduction is applicable to all Company executives above the rank of Vice President, (iv) materially reduces the aggregate benefits provided to Executive, except that this clause shall not apply if the benefit reduction is applicable to all Company executives above the rank of Vice President, (v) changes the location of Executive’s office to a location which is fifty (50) miles or more from the office where Executive is located on the date hereof, or (vi) if a successor to the Company fails to assume this Agreement.

2. Effect on Agreement.  Except as expressly modified by this Amendment, all terms, conditions and provisions of the Agreement shall continue in full force and effect.  In the event of a conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

3. Entire Agreement.  The Agreement, as amended by this Amendment, constitutes the complete and exclusive statement of the agreement between the parties, and supersedes all prior proposals and understandings, oral and written, relating to the subject matter contained herein.  This Amendment shall not be modified or rescinded except in a writing signed by the parties.

4. Counterparts.  This Amendment may be executed in multiple counterparts and may be delivered by facsimile transmission or by electronic mail in portable document format ("PDF") or other means intended to preserve the original graphic content of the signature.  Each such facsimile or PDF counterpart shall constitute an original, and all of which, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

TELANETIX, INC. By: /s/ Douglas Johnson Douglas N. Johnson, CEO	/s/ J. Paul Quinn J. Paul Quinn